Metalclad Corporation and Subsidiaries

      Pro forma Condensed Consolidated Balance Sheet(Unaudited)
                      as of June 30, 2000

                                        As reported in form 10-Q                                     Pro Forma
                                                as of                  Pro Forma                       as of
                                             June 30, 2000             Adjustments                 June 30, 2000
                                        ------------------------      -------------            --------------------

ASSETS

Current assets:
   Cash and cash equivalents                  $  307,882             $         -                   $   307,882
   Accounts receivable, net                    2,530,693                       -                     2,530,693
   Inventories                                   180,323                       -                       180,323
   Receivables from related parties               58,859                 583,248(4)                    642,107
   Other current assets                          479,237                       -                       479,237
   Note receivable -- sale of assets             779,402                       -                       779,402
   Accounts receivable -- NAFTA award                  -              16,685,000(1)                 16,685,000
                                               ---------              ----------                    ----------
                Total current assets           4,336,396              17,268,248                    21,604,644

Property, plant and equipment, net               372,512                       -                       372,512
Net assets of discontinued operations          4,870,172              (4,870,172)(2)                         -
Other assets                                      25,086                       -                        25,086
                                               ---------              ----------                    ----------
                                              $9,604,166             $12,398,076                   $22,002,242
                                               =========              ==========                    ==========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                           $1,572,606             $         -                  $ 1,572,606
   Other accounts payable--discontinued
      operations                                 151,657               1,000,000(3)                 1,151,657
   Accrued expenses/income taxes                 374,384                 200,000(6)                   574,384
   Other current liabilities                      22,418                       -                       22,418
   Current portion of long term debt              56,795                       -                       56,795
   Convertible zero coupon notes               2,188,950                       -                    2,188,950
                                               ---------              ----------                   ----------
                Total current liabilities      4,366,810               1,200,000                    5,566,810

Long term debt, less current position            135,462                       -                      135,462
Convertible subordinated debentures              360,000                       -                      360,000
                                               ---------              ----------                   ----------
                Total liabilities              4,862,272               1,200,000                    6,062,272

Shareholders' equity:
   Common stock                                  515,050                       -                      515,050
   Additional paid in capital                 65,235,348                       -                   65,235,348
   Accumulated deficit                       (58,869,833)              9,059,405(1)(2)(3)(5)(6)   (49,810,428)
   Officers' receivable                         (583,248)                583,248(4)                         -
   Accumulated other comprehensive income     (1,555,423)              1,555,423(5)                         -
                                               ---------              ----------                   ----------
                                               4,741,894              11,198,076                   15,939,970
                                               ---------              ----------                   ----------
                                              $9,604,166             $12,398,076                  $22,002,242
                                               =========              ==========                   ==========



                Metalclad Corporation and Subsidiaries

 Pro forma Condensed Consolidated Statement of Operations (Unaudited)
                for the Six Months Ended June 30, 2000

                                        As reported in form 10-Q                              Pro Forma
                                        for the six months ended        Pro Forma     for the six months ended
                                             June 30, 2000             Adjustments         June 30, 2000
                                        ------------------------      -------------   ------------------------

Revenues:
   Contract revenues                         $ 8,084,152              $        -            $ 8,084,152
   Material sales                                 51,111                       -                 51,111
   Other income                                    9,269                       -                  9,269
                                              ----------               ---------             ----------
                                               8,144,532                       -              8,144,532

Operating Costs and Expenses:
   Contract costs and expenses                 7,099,180                       -              7,099,180
   Cost of materials sales                        30,587                       -                 30,587
   Selling, general and administrative           720,999                       -                720,999
                                              ----------               ---------             ----------
                                               7,850,766                       -              7,850,766

Operating income (loss)-Insulation business      293,766                       -                293,766

Corporate expense                               (872,673)                      -               (872,673)

Costs associated with NAFTA arbitration
   decision                                            -              (7,425,595)(2)(3)(5)   (7,425,595)
                                              ----------               ---------             ----------

Operating profit (loss)                         (578,907)             (7,425,595)            (8,004,502)

Interest (expense)/income                       (130,906)                      -               (130,906)

Other income (expense)                             9,627                       -                  9,627

Other income - NAFTA award                             -              16,685,000(1)          16,685,000
                                              ----------               ---------             ----------
Loss from continuing operations
   before income taxes                       $  (700,186)             $        -               (700,186)

Loss from discontinued operations before
   income taxes                                  (63,187)              9,259,405              9,196,218

Income taxes                                           -                (200,000)(6)           (200,000)
                                              ==========               =========              =========
Net income (loss)                            $  (763,373)             $9,059,405             $8,296,032
                                              ==========               =========              =========


Weighted average number of shares              5,119,575               5,119,575              5,119,575


Gain(loss) per share of common stock,
   continuing operations--basic and diluted     $(0.14)                   $   -                $(0.14)
                                                 =====                     ====                 =====

Gain(loss) per share of common stock,
   discontinued operations--basic and
   diluted                                      $(0.01)                   $1.77                $1.76
                                                 =====                     ====                 ====

Gain(loss) per share of common stock--
   basic and diluted                            $(0.15)                   $1.77                $1.62
                                                 =====                     ====                 ====


                Metalclad Corporation and Subsidiaries
                    Notes to Unaudited Pro Forma
             Condensed Consolidated Financial Statements


Note 1  Unaudited Pro Forma Adjustments:

        (1) Record NAFTA award of $16,685,000.

        (2) To write-off the balance of Net Assets of Discontinued Operations due to the transfer of title condition of the final NAFTA award. These assets are comprised of capitalized landfill costs in the US in the amount of $2,185,950, fixed assets recorded in Mexico in the amount of $2,215,638 and US goodwill net of accumulated Mexican entity losses of approximately $468,584. This $4,900,000 is net of approximately $15.5 million in previously expensed costs associated with the facility.

        (3) To accrue certain legal and administrative costs, of $1,000,000 associated with the NAFTA award.

        (4) Reclass officer's note's receivable from Equity to Receivables from Related Parties.

        (5) Adjustment to record the removal of the accumulated foreign currency translation associated with the net assets included in NAFTA Arbitration decision.

        (6) To accrue estimated income taxes.








INTERNATIONAL CENTRE FOR                          CASE No.
ARB(AF)/97/1
SETTLEMENT OF INVESTMENT DISPUTES
(ADDITIONAL FACILITY)



B E T W E E N:



                        METALCLAD CORPORATION
                               Claimant



                                 and



                      THE UNITED MEXICAN STATES
                              Respondent


                      --------------------------

                                AWARD

                      -------------------------





                         Before the Arbitral Tribunal constituted
under
                         Chapter Eleven of the North American Free
                         Trade Agreement, and comprised of:

                            Professor Sir Elihu Lauterpacht, QC, CBE
                               President
                            Mr Benjamin R. Civiletti
                            Mr Jose Luis Siqueiros



Date of dispatch to the parties:

August 30, 2000
                          TABLE OF CONTENTS
                          -----------------


                                                           Paragraph

I.     INTRODUCTION                                            1


II.    THE PARTIES                                             2-5

       A.   The Claimant                                       2-4

       B.   The Respondent                                     5


III.   OTHER ENTITIES                                          6


IV.    PROCEDURAL HISTORY                                      7-27


V.     FACTS AND ALLEGATIONS                                  28-69

       A.   The Facilities at Issue                           28-29

       B.   Metalclad's Purchase of the Site                  30-36
            and its Landfill Permits

       C.   Construction of the Hazardous                     37-44
            Waste Landfill

       D.   Metalclad is Prevented from                       45-69
            Operating the Landfill


VI.    APPLICABLE LAW                                         70-71


VII.   THE TRIBUNAL'S DECISION                                72-112

       A.   Responsibility for the conduct of                 73
            state and local governments

       B.   NAFTA, Article 1105:                              74-101
            fair and equitable treatment

       C.   NAFTA, Article 1110:                             102-112
            Expropriation


VIII.  QUANTIFICATION OF DAMAGES OR                          113-129
       COMPENSATION

       A.   Basic Elements of Valuation                      113-125

       B.   "Bundling"                                       126

       C.   Remediation                                      127

       D.   Interest                                         128

       E.   Recipient                                        129


IX.    COSTS                                                 130


X.     AWARD                                                 131

I.    INTRODUCTION

1. This dispute arises out of the activities of the Claimant, Metalclad Corporation (hereinafter "Metalclad"), in the Mexican Municipality of Guadalcazar (hereinafter "Guadalcazar"), located in the Mexican State of San Luis Potosi (hereinafter "SLP"). Metalclad alleges that Respondent, the United Mexican States (hereinafter "Mexico"), through its local governments of SLP and Guadalcazar, interfered with its development and operation of a hazardous waste landfill. Metalclad claims that this interference is a violation of the Chapter Eleven investment provisions of the North American Free Trade Agreement (hereinafter "NAFTA"). In particular, Metalclad alleges violations of (i) NAFTA, Article 1105, which requires each Party to NAFTA to "accord to investments of investors of another Party treatment in accordance with international law, including fair and equitable treatment and full protection and security"; and (ii) NAFTA,
Article 1110, which provides that "no Party to NAFTA may directly or indirectly nationalize or expropriate an investment of an investor of another Party in its territory or take a measure tantamount to nationalization or expropriation of such an investment ('expropriation'), except: (a) for a public purpose; (b) on a non-discriminatory basis; (c) in accordance with due process of law and
Article 1105(1); and (d) on payment of compensation in accordance with paragraphs 2 through 6". Mexico denies these allegations.


II.   THE PARTIES

      A.  The Claimant

2. Metalclad is an enterprise of the United States of America, incorporated under the laws of Delaware. Eco-Metalclad Corporation (hereinafter "ECO") is an enterprise of the United States of America, incorporated under the laws of Utah. ECO is wholly-owned by Metalclad, and owns 100% of the shares in Ecosistemas Nacionales, S.A. de C.V. (hereinafter "ECONSA"), a Mexican corporation. In 1993, ECONSA purchased the Mexican company Confinamiento Tecnico de Residuos Industriales, S.A. de C.V. (hereinafter "COTERIN") with a view to the acquisition, development and operation of the latter's hazardous waste transfer station and landfill in the valley of La Pedrera, located in Guadalcazar. COTERIN is the owner of record of the landfill property as well as the permits and licenses which are at the base of this dispute.

3. COTERIN is the "enterprise" on behalf of which Metalclad has, as an "investor of a Party", submitted a claim to arbitration under NAFTA, Article 1117.






4.    In these proceedings, Metalclad has been represented by:

             Clyde C. Pearce, Esq.
             Law Offices of Clyde C. Pearce
             1418 South Main Street
             Suite 201
             Salinas, California 93908
             USA.

      B.  The Respondent

5. The Respondent is the Government of the United Mexican States. It has been represented by:

             Lic. Hugo Perezcano Diaz
             Consultor Juridico
             Subsecretaria de Negociaciones Comerciales
Internacionales
             Direccion General de Consultoria Juridica de
Negociaciones
             Secretaria de Comercio y Fomento Industrial
             Alfonso Reyes No. 30, Piso 17
             Colonia Condesa
             Mexico, Distrito Federal, C.P 06149
             Mexico.


III.  OTHER ENTITIES

6. The Town Council of Guadalcazar, SLP, is the municipal government of Guadalcazar, the site of the landfill project. While neither Guadalcazar nor SLP are named as Respondents, Metalclad alleges that Guadalcazar and SLP took some of the actions claimed to constitute unfair treatment and expropriation violative of NAFTA.


IV.   PROCEDURAL HISTORY

7. On October 2, 1996, Metalclad delivered to Mexico a Notice of Intent to Submit a Claim to Arbitration in accordance with NAFTA,
Article 1119, thereby instituting proceedings on behalf of its wholly owned enterprise, COTERIN, for purposes of standing under NAFTA,
Article 1117. On December 30, 1996, Metalclad delivered to Mexico a written consent and waiver in compliance with NAFTA, Article 1121(2)(a) and (b).

8. On January 2, 1997, and pursuant to the NAFTA, Article 1120, Metalclad filed its Notice of Claim with the International Centre for





Settlement of Investment Disputes (hereinafter "ICSID"),[1] and requested the Secretary-General of ICSID to approve and register its application and to permit access to the ICSID Additional Facility.

9. On January 13, 1997, the Secretary-General of ICSID informed the parties that the requirements of Article 4(2) of the ICSID Additional Facility Rules had been fulfilled and that Metalclad's application for access to the Additional Facility was approved. The Secretary-General of ICSID issued a Certificate of Registration of the Notice of Claim on that same day.

10. On May 19, 1997, the Tribunal was constituted. The Secretary-General of ICSID informed the parties that the Tribunal was "deemed to have been constituted and the proceedings to have begun" on May 19, 1997, and that Mr. Alejandro A. Escobar, ICSID, would serve as Secretary of the Tribunal. All subsequent written communications between the Tribunal and the parties were made through the ICSID Secretariat.

11. The first session of the Tribunal was held, with the parties' agreement, in Washington, D.C. on July 15, 1997. In accordance with
Article 21 of the ICSID Arbitration (Additional Facility) Rules (hereinafter "the Rules"), the Tribunal then determined that the place of arbitration would be Vancouver, British Columbia, Canada. The parties accepted that determination by the Tribunal.

12. Numerous requests for production of documents were exchanged by the parties, some of which were allowed, and some of which were disallowed, particularly those that came later in the proceedings. Through instructions given by its President,[2] the Tribunal issued a ruling on April 27, 1999, relating to Mexico's April 14, 1999 Request for Production of Documents. The President of the Tribunal indicated that he could not, at that stage of the case, decide the extent to


-------------------

[1] Under NAFTA, Article 1120(1)(b), a disputing investor may submit its claim to arbitration under the Additional Facility Rules of ICSID provided that either the disputing Party whose measure is alleged to be a breach referred to in Article 1117 (in this case, Mexico) or the Party of the investor (in this case, the United States of America), but not both, is a party to the ICSID Convention. The United States of America is a party to the ICSID Convention; Mexico is not. Hence the Additional Facility Rules of ICSID appropriately govern the administration of these proceedings.

[2] At the first session of the Tribunal, of July 15, 1997, the parties agreed that the President of the Tribunal should have the power to determine procedural matters.

which the requested documents and materials might be relevant to the case, but ordered Metalclad to produce the documents at issue and noted that Metalclad might seek an award of costs related to the production should the requests be adjudged unreasonable or improper. No such finding has been made.

13. On September 10, 1997, pursuant to NAFTA, Article 1134 providing for interim measures of protection and Article 28 of the Rules providing for Procedural Orders. Mexico filed a Request for a Confidentiality Order seeking a formal order that the proceedings be confidential. Metalclad filed its response on October 9, 1997. On October 27, 1997, the Tribunal issued a determination, which in its material part reads as follows:

      "There remains nonetheless a question as to whether there exists any general principle of confidentiality that would operate to prohibit public discussion of the arbitration proceedings by either party. Neither the NAFTA nor the ICSID (Additional Facility) Rules contain any express restriction on the freedom of the parties in this respect. Though it is frequently said that one of the reasons for recourse to arbitration is to avoid publicity, unless the agreement between the parties incorporates such a limitation, each of them is still free to speak publicly of the arbitration. It may be observed that no such limitation is written into such major arbitral texts as the UNCITRAL Rules or the draft Articles on Arbitration adopted by the International Law Commission. Indeed, as has been pointed out by the Claimant in its comments, under United States security laws, the Claimant, as a public company traded on a public stock exchange in the United States, is under a positive duty to provide certain information about its activities to its shareholders, especially its involvement in a process the outcome of which could perhaps significantly affect its share value.

      "The above having been said, it still appears to the Arbitral Tribunal that it would be of advantage to the orderly unfolding of the arbitral process and conducive to the maintenance of working relations between the Parties if during the proceedings they were both to limit public discussion of the case to a minimum, subject only to any externally imposed obligation of disclosure by which either of them may be legally bound".

14. On October 14, 1997, Metalclad filed its Memorial. On December 17, 1997, Mexico filed a Request for an Extension of Time for the filing of its Counter-memorial. Metalclad filed an Opposition to the requested extension, Mexico filed a Reply and Metalclad filed a Rejoinder. On January 7, 1998, the Tribunal granted Mexico's request for an extension and ordered that Mexico's Counter-Memorial be filed February 17, 1998.

15. On February 17, 1998, Mexico filed its Counter-Memorial without objection. Certain exhibits of Mexico's Counter-Memorial were filed May 22, 1998, and Mexico's translations of certain exhibits were filed with the Claimant on July 17, 1998 and with the Secretariat on July 20, 1998.

16. On February 20, 1998, Metalclad filed a Motion for Sanctions regarding Mexico's "untimely" filing of its Counter-Memorial. Metalclad objected to Mexico's failure to submit translations of all pertinent documents with the Counter-Memorial on the date due and set by previous Order of the Arbitral Tribunal. Mexico filed an Opposition to the Motion for Sanctions, to which Metalclad filed a Reply and Rejoinder, to which Mexico filed an additional Opposition. On March 31, 1998, the Tribunal denied Metalclad's Motion for Sanctions and stated that non-acceptance of the Counter-Memorial and/or the exclusion of certain documents from consideration would be excessive under the circumstances. The Tribunal further stated that it had been "unable to identify significant, if any, harm suffered by the Claimant by reason of the delay in the filing of the translations."

17. On April 6, 1998, Metalclad filed a Request to Submit a Reply to Mexico's Counter-Memorial, to which Mexico filed an Opposition. On April 20, 1998, the Tribunal granted Metalclad's Request to Submit a Reply, and ordered Metalclad to file the same by June 30, 1998. In its Order, the Tribunal noted that the date for Mexico's Rejoinder would be set after the Tribunal had considered the Reply.

18. On June 22, 1998, Metalclad filed a Motion for Additional Time to File its Reply, to which Mexico filed a Response. On June 29, 1998, the Tribunal granted Metalclad's Motion for Additional Time and ordered the Reply to be filed August 6, 1998. On July 28, 1998, the Tribunal granted the Claimant's request for a further extension of time period for filing its Reply until August 21, 1998.

19. On August 21, 1998, Metalclad filed its Reply without objection. Transcriptions of portions of the American Appraisal Associate's ("AAA") Expert Report were filed September 3, 1998. Translations of the Reply were filed September 22, 1998 and translations of the AAA Expert Report were filed September 28, 1998.

20. On October 5, 1998, Mexico filed Observations regarding Metalclad's Reply. Metalclad filed a Reply to the Observations, to which Mexico filed a Reply. On November 13, 1998, the Tribunal denied Mexico's requests for exclusion of certain information submitted with the Reply and for the award of costs at that point in time. The Tribunal ordered Mexico to file its Rejoinder by March 19, 1999.

21. On February 22, 1999, Mexico filed a Request for an Extension of Time for the Filing of its Rejoinder. On March 4, 1999, the Tribunal granted Mexico's Request for an Extension of Time and ordered Mexico to file the Rejoinder by April 19, 1999. In the same Order, the Tribunal set the pre-hearing conference for the marshaling of the evidence for July 6, 1999 in Washington, D.C. The Tribunal also ordered the parties' witness lists to be filed by June 11, 1999, together with an outline of each witness's testimony and an estimate of time for each party's presentation of its case and for the examination of witnesses. The Tribunal further set the hearing on the merits for August 30, 1999.

22. On March 11, 1999, Mexico filed a Request for Production of Documents. Metalclad filed a Response to Mexico's Request, to which Mexico filed a Reply. On April 14, 1999, Mexico then filed a request for an extension of one month in the time for filing its Rejoinder.
On April 16, 1999, the Tribunal granted in part Mexico's Request for an Extension and ordered that the Rejoinder by filed by May 3, 1999. The Tribunal further extended the time for the parties to submit their marshaling of the evidence briefs to June 18, 1999. On May 3, 1999, Mexico filed its Rejoinder.

23. During the written phase of the pleadings, statements from the following persons were submitted by the Parties: by Metalclad -- American Appraisal Associates, Augustina Armijo Bautista, Kevin C. Brennan, Gustavo Carvajal Isunza, Francisco Castillo Ayala, Centro JURICI, Ramon Chavez Quirarte, Anthony Dabbene, Daniel de la Torre, Jorge de la Torre, Lee A. Deets, William E. Gordon, Javier Guerra Cisneros, Bruce H. Haglund, Jaime E. Herrera, Ambassador James R. Jones, Grant S. Kesler, Ariel Miranda Nieto, Paul Mitchener, T. Daniel Neveau, Herbert L. Oakes Jr., Sandra Ray-Baucom, David Robinson, Sergio Reyes Lujan, Humberto C. Rodarte Ramon, Mario Salgado de la Sancha, Leland E. Sweetser, Anthony Talamantez, Mike Tuckett, Roy Zanatta; by Mexico -- Luis Manuel Abella Armella, Sergio Aleman Gonzalez, Rene Altamirano Perez, Salomon Avila Perez, Antonio Azuela de la Cueva, Fernando Bejarano, Alan Borner, John C. Butler III, Julia Carabias Lillo, Juan Carrera Mendoza, Jose Ramon Cossio Dias, Pablo Cruz Llanez, Kevin Dages, Jaime de la Cruz Nogueda, Jose Mario de la Garza Mendizabal, Carlos de Silva, Fernando Diaz-Barriga Martinez, Hector Raul Garcia Leos, Jorge Adolfo Hermosillo Silva, Francisco Enrique Hernandez Sanchez, Sergio Lopez Ayllon, Joel Milan, Pedro Medellin Milan, Hermilo Mendez Aguilar, Angelina Nunez, Santiago Onate Laborde, Rogelio Orta Campos, Jose Antonio Ortega Rivero, Praxedis Palomo Tovar, Officials of PRODIN, Leonel Ramos Torres, Ronald E. Robertson, Aurelio Romo Navarro, Juan Antonio Romo, Horacio Sanchez Unzueta, Leonel Serrato Sanchez, Ulises Schmill Ordonez, Marcia Williams, Ramiro Zaragoza Garcia, Mark Zmijewski.

24. As permitted by NAFTA, Article 1128, Canada made a written submission to the Tribunal on July 28, 1999. Although Canada does not have any specific commercial interest in the dispute in this case, the submission addressed the interpretation of NAFTA, Article 1110 relating to expropriation and compensation. Specifically, Canada rejected Metalclad's suggestion that NAFTA, Article 1110 is a codification of the United States' position on the rules of international law regarding expropriation and compensation.

25. With the agreement of the parties, a hearing was held in Washington, D.C. from August 30, 1999 through September 9, 1999, at which both parties appeared and presented witnesses. The Tribunal directed that only those portions of the written submissions that were disputed were to be introduced at the hearing. Witnesses called by Metalclad for cross-examination were Julia Carabias Lillo, Horacio Sanchez Unzuetta, Pedro Medellin Milan, Leonel Ramos Torres, Marcia Williams and William Butler III; witnesses called for cross-examination by Mexico were Grant S. Kesler, Gustavo Carvajal Isunza, Anthony Dabbene, Lee A. Deets ad Daniel T. Neveau.

26. The Tribunal posed questions to the parties, which were addressed by the parties in their post-hearing briefs submitted on November 9, 1999. Full verbatim transcripts were made of the hearing and distributed to the parties.

27. As permitted by NAFTA, Article 1128, the United States made a written submission to the Tribunal on November 9, 1999. Although the United States does not have any specific commercial interest in the dispute in this case, the submission set forth the United States' position that the actions of local governments, including municipalities, are subject to NAFTA standards. The United States also submitted that the NAFTA, Article 1110, term "tantamount to expropriation" addressed both measures that directly expropriate and measures tantamount to expropriation that thereby indirectly expropriate investment. The United States rejected the suggestion that the term "tantamount to expropriation" was intended to create a new category of expropriation not previously recognized in customary international law.


V.    FACTS AND ALLEGATIONS

      A.  The Facilities at Issue

28. In 1990 the federal government of Mexico authorized COTERIN to construct and operate a transfer station for hazardous waste in La Pedrera, a valley located in Guadalcazar in SLP. The site has an area of 814 hectares and lies 100 kilometers northeast of the capital city of SLP, separated from it by the Sierra Guadalcazar mountain range, 70 kilometers from the city of Guadalcazar. Approximately 800 people live within ten kilometers of the site.

29.   On January 23, 1993, the National Ecological Institute
(hereinafter "INE"), an independent sub-agency of the federal
Secretariat of the Mexican Environment, National Resources and Fishing (hereinafter "SEMARNAP"), granted COTERIN a federal permit to construct a hazardous waste landfill in La Pedrera (hereinafter "the landfill").



      B.  Metalclad's Purchase of the Site and its Landfill Permits

30. Three months after the issuance of the federal construction permit, on April 23, 1993, Metalclad entered into a 6-month option agreement to purchase COTERIN together with its permits, in order to build the hazardous waste landfill.

31. Shortly thereafter, on May 11, 1993, the government of SLP granted COTERIN a state land use permit to construct the landfill. The permit was issued subject to the condition that the project adapt to the specifications and technical requirements indicated by the corresponding authorities, and accompanied by the General Statement that the license did not prejudge the rights or ownership of the applicant and did not authorize works, constructions or the functioning of business or activities.

32. One month later, on June 11, 1993, Metalclad met with the Governor of SLP to discuss the project. Metalclad asserts that at this meeting it obtained the Governor's support for the project. In fact, the Governor acknowledged at the hearing that a reasonable person might expect that the Governor would support the project if studies confirmed the site as suitable or feasible and if the environmental impact was consistent with Mexican standards.

33. Metalclad further asserts that it was told by the President of the INE and the General Director of the Mexican Secretariat of Urban Development and Ecology (hereinafter "SEDUE")[3] that all necessary permits for the landfill had been issued with the exception of the federal permit for operation of the landfill. A witness statement submitted by the President of the INE suggests that a hazardous waste landfill could be built if all permits required by the corresponding federal and state laws have been acquired.

34. Metalclad also asserts that the General Director of SEDUE told Metalclad that the responsibility for obtaining project support in the state and local community lay with the federal government.


-----------------

[3] SEDUE is the predecessor organization to SEMARNAP.
as a matter of course; and that the Municipality lacked any basis for denying the construction permit. Mexico denies that any federal officials represented that a municipal permit was not required, and affirmatively states that a permit was required and that Metalclad knew, or should have known, that the permit was required. 36. Metalclad asserts it would not have exercised its COTERIN purchase option but for the apparent approval and support of the project by federal and state officials.


35. On August 10, 1993, the INE granted COTERIN the federal permit for operation of the landfill. On September 10, 1993, Metalclad exercised its option and purchased COTERIN, the landfill site and the associated permits.

36. Metalclad asserts it would not have exercised its COTERIN purchase option but for the apparent approval and support of the project by federal and state officials.

      C.  Construction of the Hazardous Waste Landfill

37. Metalclad asserts that shortly after its purchase of COTERIN, the Governor of SLP embarked on a public campaign to denounce and prevent the operation of the landfill.

38. Metalclad further asserts, however, that in April 1994, after months of negotiation, Metalclad believed it had secured SLP's agreement to support the project. Consequently, in May 1994, after receiving an eighteen-month extension of the previously issued federal construction permit from the INE, Metalclad began construction of the landfill. Mexico denies that SLP's agreement or support had ever been obtained.

39. Metalclad further maintains that construction continued openly and without interruption through October 1994. Federal officials and state representatives inspected the construction site during this period, and Metalclad provided federal and state officials with written status reports of its progress.

40. On October 26, 1994, when the Municipality ordered the cessation of all building activities due to the absence of a municipal construction permit, construction was abruptly terminated.

41. Metalclad asserts it was once again told by federal officials that it had all the authority necessary to construct and operate the landfill; that federal officials said it should apply for the municipal construction permit to facilitate an amicable relationship with the Municipality; that federal officials assured it that the Municipality would issue the permit

42. On November 15, 1994, Metalclad resumed construction and submitted an application for a municipal construction permit.

43. On January 31, 1995, the INE granted Metalclad an additional federal construction permit to construct the final disposition cell for hazardous waste and other complementary structures such as the landfill's administration building and laboratory.

44. In February 1995, the Autonomous University of SLP (hereinafter "UASLP") issued a study confirming earlier findings that, although the landfill site raised some concerns, with proper engineering it was geographically suitable for a hazardous waste landfill. In March 1995, the Mexican Federal Attorney's Office for the Protection of the Environment (hereinafter "PROFEPA"), an independent sub-agency of SEMARNAP, conducted an audit of the site and also concluded that, with proper engineering and operation, the landfill site was geographically suitable for a hazardous waste landfill.

      D.  Metalclad is Prevented from Operating the Landfill

45. Metalclad completed construction of the landfill in March 1995. On March 10, 1995, Metalclad held an "open house," or "inauguration," of the landfill which was attended by a number of dignitaries from the United States and from Mexico's federal, state and local governments.

46. Demonstrators impeded the "inauguration," blocked the entry and exit of busses carrying guests and workers, and employed tactics of intimidation against Metalclad. Metalclad asserts that the demonstration was organized at least in part by the Mexican state and local governments, and that state troopers assisted in blocking traffic into and out of the site. Metalclad was henceforth effectively prevented from opening the landfill.

47. After months of negotiation, on November 25, 1995, Metalclad and Mexico, through two of SEMARNAP's independent sub-agencies (the INE and PROFEPA), entered into an agreement that provided for and allowed the operation of the landfill (hereinafter "the Convenio").

48. The Convenio stated that an environmental audit of the site was carried out from December, 1994 through March, 1995; that the purpose of the audit was to check the project's compliance with the laws and regulations; to check the project's plans for prevention of and attention to emergencies; and to study the project's existing conditions, control proceedings, maintenance, operation, personnel training and mechanisms to respond to environmental emergencies. The Convenio also stated that, as the audit detected certain deficiencies, Metalclad was required to submit an action plan to correct them; that Metalclad did indeed submit an action plan including a corresponding site remediation plan; and that Metalclad agreed to carry out the work and activities set forth in the action plan, including those in the corresponding plan of remediation. These plans required that remediation and commercial operations should take place simultaneously within the first three years of the landfill's operation. The Convenio provided for a five-year term of operation for the landfill, renewable by the INE and PROFEPA. In addition to requiring remediation, the Convenio stated that Metalclad would designate 34 hectares of its property as a buffer zone for the conservation of endemic species. The Convenio also required PROFEPA to create a Technical-Scientific Committee to monitor the remediation and required that representatives of the INE, the National Autonomous University of Mexico and the UASLP be invited to participate in that Committee. A Citizen Supervision Committee was to be created. Metalclad was to contribute two new pesos per ton of waste toward social works in Guadalcazar and give a 10% discount for the treatment and final disposition of hazardous waste generated in SLP. Metalclad would also provide one day per week of free medical advice for the inhabitants of Guadalcazar through Metalclad's qualified medical personnel, employ manual labor from within Guadalcazar, and give preference to the inhabitants of Guadalcazar for technical training. Metalclad would also consult with government authorities on matters of remediation and hazardous waste, and provide two courses per year on the management of hazardous waste to personnel of the public, federal, state and municipal sectors, as well as social and private sectors.

49. Metalclad asserts that SLP was invited to participate in the process of negotiating the Convenio, but that SLP declined. The
Governor of SLP denounced the Convenio shortly after it was publicly announced.

50. On December 5, 1995, thirteen months after Metalclad's application for the municipal construction permit was filed the application was denied. In doing this, the Municipality recalled its decision to deny a construction permit to COTERIN in October 1991 and January 1992 and noted the "impropriety" of Metalclad's construction of the landfill prior to receiving a municipal construction permit.

51. There is no indication that the Municipality gave any consideration to the construction of the landfill and the efforts at operation during the thirteen months during which the application was pending.

52. Metalclad has pointed out that there was no evidence of inadequacy of performance by Metalclad of any legal obligation, nor any showing that Metalclad violated the terms of any federal or state permit; that there was no evidence that the Municipality gave any consideration to the recently completed environmental reports indicating that the site was in fact suitable for a hazardous waste landfill; that there was no evidence that the site, as constructed, failed to meet any specific construction requirements; that there was no evidence that the Municipality ever required or issued a municipal construction permit for any other construction project in Guadalcazar; and that there was no evidence that there was an established administrative process with respect to municipal construction permits in the Municipality of Guadalcazar.

53. Mexico asserts that Metalclad was aware through due diligence that a municipal permit might be necessary on the basis of the case of COTERIN (1991, 1992), and other past precedents for various projects in SLP.

54. Metalclad was not notified of the Town Council meeting where the permit application was discussed and rejected, nor was Metalclad given any opportunity to participate in that process. Metalclad's request for reconsideration of the denial of the permit was rejected.

55. In December 1995, shortly following the Municipality's rejection of Metalclad's permit application, the Municipality filed an administrative complaint with SEMARNAP challenging the Convenio.
SEMARNAP denied the Municipality's complaint.

56. On January 31, 1996, the Municipality filed an amparo proceeding in the Mexican courts challenging SEMARNAP's dismissal of its Convenio complaint. An injunction was issued and Metalclad was barred from conducting any hazardous waste landfill operations. The amparo was finally dismissed, and the injunction lifted, in May 1999.

57. On February 8, 1996, the INE granted Metalclad an additional permit authorizing the expansion of the landfill capacity from 36,000 tons per year to 360,000 tons per year.

58. From May 1996 through December 1996, Metalclad and the State of SLP attempted to resolve their issues with respect to the operation of the landfill. These efforts failed and, on January 2, 1997, Metalclad initiated the present arbitral proceedings against the Government of Mexico under Chapter Eleven of the NAFTA.


59. On September 23, 1997, three days before the expiry of his term, the Governor issued an Ecological Decree declaring a Natural Area for the protection of rare cactus. The Natural Area encompasses the area of the landfill. Metalclad relies in part on this Ecological Decree as an additional element in its claim of expropriation, maintaining that the Decree effectively and permanently precluded the operation of the landfill.

60. Metalclad also alleges, on the basis of reports by the Mexican media, that the Governor of SLP stated, that the Ecological Decree "definitely canceled any possibility that exists of opening the industrial waste landfill of La Pedrera".

61. Metalclad also asserts that a high level SLP official, with respect to the Ecological Decree and as reported by Mexican media, "expressed confidence in closing in this way, all possibility for the United States firm Metalclad to operate its landfill in this zone, independently of the future outcome of its claim before the Arbitral Tribunals of the NAFTA treaty."

62. The landfill remains dormant. Metalclad has not sold or transferred any portion of it.

63. Mexico denies each of these media accounts as they relate to the Ecological Decree.

64. Mexico also maintains that consideration of the Ecological Decree is outside the jurisdiction of the Tribunal because the Decree was enacted after the filing of the Notice of Intent of Arbitration. More particularly, Mexico argues that NAFTA, Article 1119, entitled "Notice of Intent to submit a Claim", precludes claims for breaches that have not yet occurred, relying on the language in that Article which states that:

     "The disputing investor shall deliver to the disputing Party written notice of its intention to submit a claim to arbitration at least 90 days before a claim is submitted, which notice shall specify:

                   *      *       *

     (b)   The provisions of [the NAFTA] alleged
          to have been breached and any other relevant provisions.

          (c)   The issues and factual basis for the
          claim."

Mexico further invokes NAFTA, Article 1120 which requires that six months elapse between the events giving rise to a claim and the submission of the claim. On the basis of these two Articles, Mexico argues that a claimant must ensure its claim is ripe at the time it is filed. At the same time, Mexico does not exclude the possibility that amendments to a claim may be made. Rather, Mexico initially asserted that in order to ensure fairness and clarity, amendment of a claim or the presentation of an ancillary claim within Article 48 of the Additional Facility Rules should be the subject of a formal application and the required amendment should be stated clearly. Later, Mexico adjusted its position in its post-hearing brief in which it argues that Section B of Chapter Eleven does not contemplate the amendment of ripened claims to include post-claim events. Mexico contends that Section B of Chapter Eleven modifies the Additional Facility Rules as regards the amendment of claims and the filing of ancillary claims, making Article 48 of the Additional Facility Rules inapplicable.

65. Metalclad's position is that Mexico's analysis of Articles 1119 and 1120 is artificial, and that the six months rule merely sets forth an initial rule for claim eligibility designed to foster exhaustion of pre-arbitral methods of dispute resolution. In support of its position, Metalclad invokes NAFTA, Article 1118, which provides that disputing parties should first attempt to settle a claim through consultation or negotiation. Metalclad further adduces policy reasons in support of its right to base its claim on acts occurring after submission of its Notice of Claim. First, Metalclad argues that policies related to the administration of justice support its position. In particular, it argues that an inability to rely on post-Notice of Claim acts would deprive parties of redress concerning a period during which a State might be most inclined to disregard its treaty obligations. Second, Metalclad argues that requiring a claimant to forego or defer the airing of subsequent, related, breaches would be inconsistent with NAFTA's stated aim of creating effective procedures for the resolution of its disputes. Such an interpretation, Metalclad suggests, would create serious inefficiencies by requiring the claimant to bring related actions seriatim and that those actions would be subject to res judicata principles to a Claimant's detriment. Metalclad also argues that injustice would result because claimants will choose, for financial and other reasons, not to start fresh NAFTA action and tribunals would be unable to consider acts of bad faith occurring during the arbitration. Third, Metalclad maintains that its view is consistent with the ICSID Arbitral Tribunal's broad jurisdiction. Metalclad points out that the texts mentioned in NAFTA, Article 1120, allow for amendment of claims and cites Article 48 of the Rules as allowing for incidental or additional claims provided that such claims are within the scope of the arbitration agreement of the parties. Metalclad concludes that the policies underlying NAFTA, Articles 1119 and 1120, are fulfilled once the appropriate periods have passed prior to submission of the claim and that the Respondent is not prejudiced by the amendments, provided that they are made not later than the Claimant's Reply and that the Respondent is permitted a Rejoinder.

66. The Tribunal accepts Mexico's contention that a case may not be initiated on the basis of an anticipated breach. However, the Tribunal cannot accept Mexico's interpretation and application of the time limits set out in the NAFTA. Metalclad properly submitted its claim under the Additional Facility Rules as provided under NAFTA,
Article 1120. Article 1120(2) provides that the arbitration rules under which the claim is submitted shall govern the arbitration except to the extent modified by Section B of Chapter Eleven. Article 48(1) of the Rules clearly states that a party may present an incidental or additional claim provided that the ancillary claim is within the scope of the arbitration agreement of the parties.

67. The Tribunal does not agree with Mexico's post-hearing position that Section B of Chapter Eleven modifies Article 48 of the Rules.
The Tribunal believes it was not the intent of the drafters of NAFTA, Articles 1119 and 1120, to limit the jurisdiction of a Tribunal under Chapter Eleven in this way. Rather, the Tribunal prefers Mexico's position, as stated in its Rejoinder, that construes NAFTA Chapter Eleven, Section B, and Article 48 of the rules as permitting amendments to previously submitted claims and consideration of facts and events occurring subsequent to the submission of a Notice of Claim, particularly where the facts and events arise out of and/or are directly related to the original claim. A contrary holding would require a claimant to file multiple subsequent and related actions and would lead to inefficiency and inequity.

68. The Tribunal agrees with Mexico that the process regarding amendments to claims must be one that ensures fairness and clarity.
Article 48(2) of the Rules ensures such fairness by requiring that any ancillary claim be presented not later than the Claimant's Reply. In this matter, Metalclad presented information relating to the Ecological Decree and its intent to rely on the Ecological Decree as early as its Memorial. Mexico subsequently filed its Counter-Memorial and Rejoinder. The Ecological Decree directly relates to the property and investment at issue, and Mexico has had ample notice and opportunity to address issues relating to that Decree.

69. The Tribunal thus finds that, although the Ecological Decree was issued subsequent to Metalclad's submission of its claim, issues relating to it were presented by Metalclad in a timely manner and consistently with the principles of fairness and clarity. Mexico has had ample opportunity to respond and has suffered no prejudice. The Tribunal therefore holds that consideration of the Ecological Decree is within its jurisdiction but, as will be seen, does not attach to it controlling importance.


VI.   APPLICABLE LAW

70. A Tribunal established pursuant to NAFTA Chapter Eleven, Section B must decide the issues in dispute in accordance with NAFTA and applicable rules of international law. (NAFTA Article 1131(1)). In addition, NAFTA, Article 102(2) provides that the Agreement must be interpreted and applied in the light of its stated objectives and in accordance with applicable rules of international law. These objectives specifically include transparency and the substantial increase in investment opportunities in the territories of the Parties. (NAFTA Article 102(1)(c)). The Vienna Convention of the Law of Treaties, Article 31(1) provides that a treaty is to be interpreted in good faith in accordance with the ordinary meaning to be given to the terms of the treaty in their context and in the light of the treaty's object and purpose. The context for the purpose of the interpretation of a treaty shall comprise, in addition to the text, including its preamble and annexes, any agreement relating to the treaty which was made between all the parties in connection with the conclusion of the treaty. (Id., Article 31(2)(a)). There shall also be taken into account, together with the context, any relevant rules of international law applicable in the relations between the parties. (Id., Article 31(3)). Every treaty in force is binding upon the parties to it and must be performed by them in good faith. (Id., Article 26). A State party to a treaty may not invoke the provisions of its internal law as justification for its failure to perform the treaty. (Id., Article 27).

71. The Parties to NAFTA specifically agreed to "ENSURE a predictable commercial framework for business planning and investment." (NAFTA Preamble, para. 6 (emphasis in original)). NAFTA further requires that "[e]ach Party shall ensure that its laws, regulations, procedures, and administrative rulings of general application respecting any matter covered by this Agreement are promptly published or otherwise made available in such a manner as to enable interested persons and Parties to become acquainted with them." Id. Article 1802.1.



VII.  THE TRIBUNAL'S DECISION

72. Metalclad contends that Mexico, through its local governments of SLP and Guadalcazar, interfered with and precluded its operation of the landfill. Metalclad alleges that this interference is a violation of Articles 1105 and 1110 of Chapter Eleven of the investment provisions of NAFTA.

      A. Responsibility for the conduct of state and local governments.

73. A threshold question is whether Mexico is internationally responsible for the acts of SLP and Guadalcazar. The issue was largely disposed of by Mexico in paragraph 233 of its post-hearing submission, which stated that "[Mexico] did not plead that the acts of the Municipality were not covered by NAFTA. [Mexico] was, and remains, prepared to proceed on the assumption that the normal rule of state responsibility applies; that is, that the Respondent can be internationally respnsible for the acts of state organs at all three levels of government." Parties to that Agreement must "ensure that all necessary measures are taken in order to give effect to the provisions of the Agreement, including their observance, except as otherwise provided in this Agreement, by state and provincial governments". (NAFTA Article 105) A reference to a state or province includes local governments of that state or province. (NAFTA Article 201(2)) The exemptions from the requirements of Articles 1105 and 1110 laid down in Article 1108(1) do not extend to states or local govenments. This approach accords fully with the established position in customary international law. This has been clearly stated in
Article 10 of the draft articles on state responsibility adopted by the International Law Commission of the United Nations in 1975 which, though currently still under consideration, may nonetheless be regarded as an accurate restatement of the present law: "The conduct of an organ of a State, of a territorial government entity or of an entity empowered to exercise elements of the governmental authority, such organ having acted in that capacity, shall be considered as an act of the State under international law even if, in the particular case, the organ exceeded its competence according to internal law or contravened instructions concerning its activity". (Yearbook of the International Law Commission, 1975, vol. ii, p.61).

      B.  NAFTA Article 1105: Fair and equitable Treatment

74. NAFTA Article 1105(1) provides that "each Party shall accord to investments of investors of another Party treatment in accordance with international law, including fair and equitable treatment and full protection and security". For the reasons set out below, the Tribunal finds that Metalclad's investment was not accorded fair and equitable treatment in accordance with international law, and that Mexico has violated NAFTA Article 1105(1).


75. An underlying objective of NAFTA is to promote and increase cross-border investment opportunities and ensure the successful implementation of investment initiatives. (NAFTA Article 102(1))

76. Prominent in the statement of principles and rules that introduces the Agreement is the reference to "transparency" (NAFTA
Article 102(1)). The Tribunal understands this to include the idea that all relevant legal requirements for the purpose of initiating, completing and successfully operating investments made, or intended to be made, under the Agreement should be capable of being readily known to all affected investors of another Party. There should be no room for doubt or uncertainty on such matters. Once the authorities of the central government of any Party (whose international responnsibility in such matters has been identified in the preceding section) become aware of any scope for misunderstanding or confusion in this connection, it is their duty to ensure that the correct position is promply determined and clearly stated so that investors can proceed with all appropriate expedition in the confident belief that they are acting in accordance with all relevant laws.

77. Metalclad acquired COTERIN for the sole purpose of developing and operating a hazardous waste landfill in the valley of La Pedrera, in Guadalcazar, SLP.

78. The Government of Mexico issued federal construction and operating permits for the landfill prior to Metalclad's purchase of COTERIN, and the Government of SLP likewise issued a state operating permit which implied its political support for the landfill project.

79. A central point in this case has been whether, in addition to the above-mentioned permits, a municipal permit for the construction of a hazardous waste landfill was required.

80. When Metalclad inquired, prior to its purchase of COTERIN, as to the necessity for municipal permits, federal officials assured it that it had all that was needed to undertake the landfill project. Indeed, following Metalclad's acquisition of COTERIN, the federal government extended the federal construction permit for eighteen months.

81. As presented and confirmed by Metalclad's expert on Mexican law, the authority of the municipality extends only to the administration of the construction permit, "...to grant licenses and permits for constructions and to participate in the creation and administration of ecological reserve zones...". (Mexican Const. Art. 115, Fraction V). However, Mexico's experts on constitutional law expressed a different view.

82. Mexico's General Ecology Law of 1988 (hereinafter "LGEEPA") expressly grants to the Federation the power to authorize construction and operation of hazardous waste landfill. Article 5 of the LGEEPA provides that the powers of the Federation extend to:

        V. [t]he regulation and control of activities considered to be highly hazardous, and of the generation, handling and final disposal of hazardous materials and wastes for the environments of ecosystems, as well as for the preservation of natural resources, in accordance with [the] Law, other applicable ordinances and their regulatory provisions.

83. LGEEPA also limits the environmental powers of the municipality to issues relating to non-hazardous waste. Specifically, Article 8 of the LGEEPA grants municipalities the power in accordance with the provisions of the law and local laws to apply:

            [l]egal provisions in matters of prevention and control of the effects on the environment caused by generation, transportation, storage, handling treatment and final disposal of solid industrial wastes which are not considered to be hazardous in accordance with the provisions of Article 137 of [the 1988] law. (Emphasis supplied).

84. The same law also limits state environmental powers to those not expressly attributed to the federal government. Id., Article 7.

85. Metalclad was led to believe, and did believe, that the federal and state permits allowed for the construction and operation of the landfill. Metalclad argues that in all hazardous waste matters, the Municipality has no authority. However, Mexico argues that constitutionally and lawfully the Municipality has the authority to issue construction permits.

86. Even if Mexico is correct that a municipal construction permit was required, the evidence also shows that, as to hazardous waste evaluations and assessments, the federal authority's jurisdiction was controlling and the authority of the municipality only extended to appropriate construction considerations. Consequently, the denial of the permit by the Municipality by reference to environmental impact considerations in the case of what was basically a hazardous waste disposal landfill, was improper, as was the municipality's denial of the permit for any reason other than those related to the physical construction or defects in the site.

87. Relying on the representations of the federal government, Metalclad started constructing the landfill, and did this openly and continuously, and with the full knowledge of the federal, state, and municipal governments, until the municipal "Stop Work Order" on October 26, 1994. The basis of this order was said to have been Metalclad's failure to obtain a municipal construction permit.

88. In addition, Metalclad asserted that federal officials told it that if it submitted an application for a municipal construction permit, the Municipality would have no legal basis for denying the permit and that it would be issued as a matter of course. The absence of a clear rule as to the requirement or not of a municipal construction permit, as well as the absence of any established practice or procedure as to the manner of handling applications for a municipal construction permit, amounts to a failure on the part of Mexico to ensure the transparency required by NAFTA.

89. Metalclad was entitled to rely on the representations of federal officials and to believe that it was entitled to continue its construction of the landfill. In following the advice of these officials, and filing the municipal permit application on November 15, 1994, Metalclad was merely acting prudently and in the full expectation that the permit would be granted.

90. On December 5, 1995, thirteen months after the submission of Metalclad's application -- during which time Metalclad continued its open and obvious investment activity -- the Municipality denied Metalclad's application for a construction permit. The denial was issued well after construction was virtually complete and immediately following the announcement of the Convenio providing for the operation of the landfill.

91. Moreover, the permit was denied at a meeting of the Municipal Town Council of which Metalclad received no notice, to which it received no invitation, and at which it was given no opportunity to appear.

92. The Town Council denied the permit for reasons which included, but may not have been limited to, the opposition of the local population, the fact that construction had already begun when the application was submitted, the denial of the permit to COTERIN in December 1991 and January 1992, and the ecological concerns regarding the environmental effect and impact on the site and surrounding communities. None of the reasons included a reference to any problems associated with the physical construction of the landfill or to any physical defects therein.

93. The Tribunal therefore finds that the construction permit was denied without any consideration of, or specific reference to, construction aspects or flaws of the physical facility.

94. Moreover, the Tribunal cannot disregard the fact that immediately after the Municipality's denial of the permit it filed an administrative compliant with SEMARNAP challenging the Convenio. The Tribunal infers from this that the Municipality lacked confidence in its right to deny permission for the landfill solely on the basis of the absence of a municipal construction permit.

95. SEMARNAP dismissed the challenge for lack of standing, which the Municipality promptly challenged by filing an amparo action. An injunction was issued, and the landfill was barred from operation through 1999.

96. In 1997 SLP re-entered the scene and issued an Ecological Decree in 1997 which effectively and permanently prevented the use by Metalclad of its investment.

97. The actions of the Municipality following its denial of the municipal construction permit, coupled with the procedural and substantive deficiencies of the denial, support the Tribunal's finding, for the reasons stated above, that the Municipality's insistence upon and denial of the construction permit in this instance was improper.[4]

98. This conclusion is not affected by NAFTA Article 1114, which permits a Party to ensure that investment activity is undertaken in a manner sensitive to environmental concerns. The conclusion of the Convenio and the issuance of the federal permits show clearly that Mexico was satisfied that this project was consistent with, and sensitive to, its environmental concerns.

99. Mexico failed to ensure a transparent and predictable framework for Metalclad's business planning and investment. The totality of these circumstances demonstrates a lack of orderly process and timely disposition in relation to an investor of a Party acting in the expectation that it would be treated fairly and justly in accordance with the NAFTA.

100. Moreover, the acts of the State and the Municipality -- and therefore the acts of Mexico -- fail to comply with or adhere to the


------------------

[4] The question of turning to NAFTA before exhausting local remedies was examined by the parties. However, Mexico does not insist that local remedies must be exhausted. Mexico's position is correct in light of NAFTA Article 1121(2)(b) which provides that a disputing investor may submit a claim under NAFTA Article 1117 if both the investor and the enterprise waive their rights to initiate or continue before any administrative tribunal or court under the law of any Party any proceedings with respect to the measure of the disputing Party that is alleged to be a breach referred to in NAFTA Article 1117.


requirements of NAFTA, Article 1105(1) that each Party accord to investments of investors of another Party treatment in accordance with international law, including fair and equitable treatment. This is so particularly in light of the governing principle that internal law (such as the Municipality's stated permit requirements) does not justify failure to perform a treaty. (Vienna Convention on the Law of Treaties, Arts. 26, 27).

101. The Tribunal therefore holds that Metalclad was not treated fairly or equitably under the NAFTA and succeeds on its claim under
Article 1105.

      C.  NAFTA, Article 1110: Expropriation

102. NAFTA Article 1110 provides that "[n]o party shall directly or indirectly . . .expropriate an investment . . .or take a measure tantamount to . . .expropriation . . .except: (a) for a public purpose; (b) on a non-discriminatory basis; (c) in accordance with due process of law and Article 1105(1); and (d) on payment of compensation
 . . . ."  "A measure" is defined in Article 201(1) as including "any law, regulation, procedure, requirement or practice".

103. Thus, expropriation under NAFTA includes not only open, deliberate and acknowledged takings of property, such as outright seizure or formal or obligatory transfer of title in favour of the host State, but also covert or incidental interference with the use of property which has the effect of depriving the owner, in whole or in significant part, of the use of reasonably-to-be-expected economic benefit of property even if not necessarily to the obvious benefit of the host State.

104. By permitting or tolerating the conduct of Guadalcazar in relation to Metalclad which the Tribunal has already held amounts to unfair and inequitable treatment breaching Article 1105 and by thus participating or acquiescing in the denial to Metalclad of the right to operate the landfill, notwithstanding the fact that the project was fully approved and endorsed by the federal government, Mexico must be held to have taken a measure tantamount to expropriation in violation of NAFTA Article 1110(1).

105. The Tribunal holds that the exclusive authority for siting and permitting a hazardous waste landfill resides with the Mexican federal government. This finding is consistent with the testimony of the Secretary of SEMARNAP and, as stated above, is consistent with the express language of the LGEEPA.

106. As determined earlier (see above, para 92), the Municipality denied the local construction permit in part because of the Municipality's perception of the adverse environmental effects of the hazardous waste landfill and the geological unsuitability of the landfill site. In so doing, the Municipality acted outside its authority. As stated above, the Municipality's denial of the construction permit without any basis in the proposed physical construction or any defect in the site, and extended by its subsequent administrative and judicial actions regarding the Convenio, effectively and unlawfully prevented the Claimant's operation of the landfill.

107. These measures, taken together with the representations of the Mexican federal government, on which Metalclad relied, and the absence of a timely, orderly or substantive basis for the denial by the Municipality of the local construction permit, amount to an indirect expropriation.

108. The present case resembles in a number of pertinent respects that of Biloune, et al. V. Ghana Investment Centre, et al., 95 I.L.R. 183, 207-10 (1993) (Judge Schwebel, President; Wallace and Leigh, Arbitrators). In that case, a private investor was renovating and expanding a resort restaurant in Ghana. As with Metalclad, the investor, basing itself on the representations of a government affiliated entity, began construction before applying for a building permit. As with Metalclad, a stop work order was issued after a substantial amount of work had been completed. The order was based on the absence of a building permit. An application was submitted, but although it was not expressly denied, a permit was never issued. The Tribunal found that an indirect expropriation had taken place because the totality of the circumstances had the effect of causing the irreparable cessation of work on the project. The Tribunal paid particular regard to the investor's justified reliance on the government's representations regarding the permit, the fact that government authorities knew of the construction for more than one year before issuing the stop work order, the fact that permits had not been required for other projects and the fact that no procedure was in place for dealing with building permit applications. Although the decision in Biloune does not bind this Tribunal, it is a persuasive authority and the Tribunal is in agreement with its analysis and its conclusion.

109. Although not strictly necessary for its conclusion, the Tribunal also identifies as a further ground for a finding of expropriation the Ecological Decree issued by the Governor of SLP on September 20, 1997. This Decree covers an area of 188,758 hectares within the "Real de Guadalcazar" that includes the landfill site, and created therein an ecological preserve. This Decree had the effect of barring forever the operation of the landfill.

110. The Tribunal is not persuaded by Mexico's representation to the contrary. The Ninth Article, for instance, forbids any work inconsistent with the Ecological Decree's management program. The management program is defined by the Fifth Article as on of diagnosing the ecological problems of the cacti reserve and of ensuring its ecological preservation. In addition, the Fourteenth Article of the Decree forbids any conduct that might involve the discharge of polluting agents on the reserve soil, subsoil, running water or water deposits and prohibits the undertaking of any potentially polluting activities. The Fifteenth Article of the Ecological Decree also forbids any activity requiring permits or licenses unless such activity is related to the exploration, extraction or utilization of natural resources.

111. The Tribunal need not decide or consider the motivation or intent of the adoption of the Ecological Decree. Indeed, a finding of expropriation on the basis of the Ecological Decree is not essential to the Tribunal's finding of a violation of NAFTA Article 1110.
However, the Tribunal considers that the implementation of the Ecological Decree would, in and of itself, constitute an act tantamount to expropriation.

112. In conclusion, the Tribunal holds that Mexico has indirectly expropriated Metalclad's investment without providing compensation to Metalclad for the expropriation. Mexico has violated Article 1110 of the NAFTA.


VIII. QUANTIFICATION OF DAMAGES OR COMPENSATION

      A.  Basic Elements of Valuation

113. In this instance, the damages arising under NAFTA, Article 1105 and the compensation due under NAFTA, Article 1110 would be the same since both situations involve the complete frustration of the operation of the landfill and negate the possibility of any meaningful return on Metalclad's investment. In other words, Metalclad has completely lost its investment.

114. Metalclad has proposed two alternative methods for calculating damages: the first is to use a discounted cash flow analysis of future profits to establish the fair market value of the investment
(approximately $90 million); the second is to value Metalclad's actual investment in the landfill (approximately $20-25 million).

115. Metalclad also seeks an additional $20-25 million for the negative impact the circumstances are alleged to have had on its other business operations. The Tribunal disallows this additional claim because a variety of factors, not necessarily related to the La Pedrera development, have affected Metalclad's share price. The casual relationship between Mexico's actions and the reduction in value of Metalclad's other business operations are too remote and uncertain to support this claim. This element of damage is, therefore, left aside.

116. Mexico asserts that a discounted cash flow analysis is inappropriate where the expropriated entity is not a going concern. Mexico offers an alternative calculation of fair market value based on COTERIN's "market capitalization." Mexico's "market capitalization" calculations show a loss to Metalclad of $13-15 million.

117. Mexico also suggests a direct investment value approach to damages. Mexico estimates Metalclad's direct investment value, or loss, to be approximately $3-4 million.

118. NAFTA, Article 1135(1)(a), provides for the award of monetary damages and applicable interest where a Party is found to have violated a Chapter Eleven provision. With respect to expropriation, NAFTA, Article 1110(2), specifically requires compensation to be equivalent to the fair market value of the expropriated investment immediately before the expropriation took place. This paragraph further states that "the valuation criteria shall include going concern value, asset value including declared tax value of tangible property, and other criteria, as appropriate, to determine fair market value".

119. Normally, the fair market value of a going concern which has a history of profitable operation may be based on an estimate of future profits subject to a discounted cash flow analysis. Benvenuti and Bonfant Sri v. The Government of the People's Republic of Congo, 1 ICSID Reports 330; 21 I.L.M. 758; AGIP SPA v. The Government of the People's Republic of Congo, 1 ICSID Reports 306; 21 I.L.M. 737.

120. However, where the enterprise has not operated for a sufficiently long time to establish a performance record or where it has failed to make a profit, future profits cannot be used to determine going concern or fair market value. In Sola Tiles, Inc. V. Iran (1987) (14 Iran-U.S.C.T.R. 224, 240-42; 83 I.L.R. 460, 480-81),
the Iran-U.S. Claims Tribunal pointed to the importance in relation to a company's value of "its business reputation and the relationship it has established with its suppliers and customers." Similarly, in Asian Agricultural Products v. Sri Lanka (4 ICSID Reports 246 (1990) at 292), another ICSID Tribunal observed, in dealing with the comparable problem of the assessment of the value of good will, that its ascertainment "requires the prior presence on the market for at least two or three years, which is the minimum period needed in order to establish continuing business connections".

121. The Tribunal agrees with Mexico that a discounted cash flow analysis is inappropriate in the present case because the landfill was never operative and any award based on future profits would be wholly speculative.

122. Rather, the Tribunal agrees with the parties that fair market value is best arrived at in this case by reference to Metalclad's actual investment in the project. Thus, in Phelps Dodge Corp. V. Iran (10 Iran-U.S. C.T.R. 121 (1986)), the Iran-U.S. Claims Tribunal concluded that the value of the expropriated property was the value of claimant's investment in that property. In reaching this conclusion, the Tribunal considered that the property's future profits were so dependent on as yet unobtained preferential treatment from the government that any prediction of them would be entirely speculative (Id. At 132-33). Similarly, in the Biloune case (see above), the Tribunal concluded that the value of the expropriated property was the value of the claimant's investment in that property. While the Tribunal recognized the validity of the principle that lost profits should be considered in the valuation of expropriated property, the Tribunal did not award lost profits because the claimants could not provide any realistic estimate of them. In that case, as in the present one, the expropriation occurred when the project was not yet in operation and had yet to generate revenue. (Biloune, 95 I.L.R. at 228-229). The award to Metalclad of the cost of its investment in the landfill is consistent with the principles set forth in Chorzow Factory (Claim for Indemnity) (Merits), Germany v. Poland, P.C.I.J. Series A., No. 17 (1928) at p.47, namely, that where the state has acted contrary to its obligations, any award to the claimant should, as far as is possible, wipe out all the consequences of the illegal act and reestablish the situation which would in all probability have existed if that act had not been committed (the status quo ante).

123. Metalclad asserts that it invested $20,474,528.00 in the landfill project, basing its value on its United States Federal Income Tax Returns and Auditors' Workpapers of Capitalized Costs for the Landfill reflected in a table marked Schedule A and produced by Metalclad as response 7(a)A in the course of document discovery. The calculations include landfill costs Metalclad claims to have incurred from 1991 through 1996 for expenses categorized as the COTERIN acquisition, personnel, insurance, travel and living, telephone, accounting and legal, consulting, interest, office, property, plant and equipment, including $328,167.00 for "other."

124. Mexico challenges the correctness of these calculations on several grounds, of which one is the lack of supporting documentation for each expense item claimed. However, the Tribunal finds that the tax filings of Metalclad, together with the independent audit documents supporting those tax filings, are to be accorded substantial evidential weight and that difficulties in verifying expense items due to incomplete files do not necessarily render the expenses claimed fundamentally erroneous. See Biloune, 95 I.L.R. at 223-24.

125. The Tribunal agrees, however, with Mexico's position that costs incurred prior to the year in which Metalclad purchased COTERIN are too far removed from the investment for which damages are claimed. The Tribunal will reduce the Award by the amount of the costs claimed for 1991 and 1992.

      B.  "Bundling"

126. Some of the subsequent costs claimed by Metalclad involve what has been termed "bundling". "Bundling" is an accounting concept where the expenses related to different projects are aggregated and allocated to another project. Metalclad has claimed as costs related to the development at La Pedrera earlier costs incurred on certain other sites in Mexico. While not taking any decision in principle regarding the concept of bundling as it may be applicable to other situations (for example in the oil industry where the costs in relation to a "dry hole" may in part be allocated to the cost of exploring for a developing a successful well), the Tribunal does not consider it appropriate to apply the concept in the present case. The Tribunal has reduced accordingly the sum payable by the Government of Mexico.

      C.  Remediation

127. The question remains of the future status of the landfill site, legal title to which at present rests with COTERIN. Clearly, COTERIN's substantive interest in the property will come to an end when it receives payment under this award. COTERIN must, therefore, relinquish as from that moment all claim, title and interest in the site. The fact that the site may require remediation has been borne in mind by the Tribunal and allowance has been made for this in the calculation of the sum payable by the Government of Mexico.

      D.  Interest

128. The question arises whether any interest is payable on the amount of the compensation. In providing in Article 1135(1) that a Tribunal may award "monetary damages and any applicable interest", NAFTA clearly contemplates the inclusion of interest in an award. On the basis of a review of the authorities, the tribunal in Asian Agricultural Products v. Sri Lanka (4 ICSID Reports 245) held that "interest becomes an integral part of the compensation itself, and should run consequently from the date when the State's international responsibility became engaged" (ibid. P.294, para. 114). The Tribunal sees no reason to depart from this view. As has been shown above, Mexico's international responsibility is founded upon an accumulation of a number of factors. In the circumstances, the Tribunal considers that of the various possible dates at which it might be possible to fix the engagement of Mexico's responsibility, it is reasonable to select the date on which the Municipality of Guadalcazar wrongly denied Metalclad's application for a construction permit. The Tribunal therefore concludes that interest should be awarded from that date until the date 45 days from that on which this Award is made. So as to restore the Claimant to a reasonable approximation of the position in which it would have been if the wrongful act had not taken place, interest has been calculated at 6%, p.a., compounded annually.

      E.  Recipient

129. As required by NAFTA, Article 1135(2)(b), the award of monetary damages and interest shall be payable to the enterprise. As required by NAFTA, Article 1135(2)(c), the award is made without prejudice to any right that any person may have in the relief under applicable domestic law.


IX.   COSTS

130. Both parties seek an award of costs and fees. However, the Tribunal finds that it is equitable in this matter for each party to bear its own costs and fees, as well as half the advance payments made to ICSID.


X.    AWARD

131. For the reasons stated above, the Tribunal hereby decides that, reflecting the amount of Metalclad's investment in the project, less the disallowance of expenses claimed for 1991 and 1992, less the amount claimed by way of bundling of certain expenses, and less the estimated amount allowed for remediation, plus interest at the rate of 6% compounded annually, the Respondent shall, within 45 days from the date on which this Award is rendered, pay to Metalclad the amount of $16,685,000.00. Following such period, interest shall accrue on the unpaid award or any unpaid part thereof at the rate of 6% compounded monthly.

Made as at Vancouver, British Columbia, Canada, in English and
Spanish.


                          /E. Lauterpacht/
              Professor Sir Elihu Lauterpacht, CBE, QC
                        Date: 25 August 2000


/Benjamin R. Civiletti/                      /J. Siqueiros/
Mr. Benjamin R. Civiletti                    Mr. Jose Luis Siquieros
Date: 8/22/2000                              Date: 21-VIII-2000